   As filed with the Securities and Exchange Commission on December 21, 2001

                                            Registration No. _______________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                -----------------

                               SONIC FOUNDRY, INC.
             (Exact Name of Registrant as specified in its charter)

                   Maryland                 39-1783372
          (State of Incorporation) (I.R.S. Employer Identification No.)

                               1617 Sherman Avenue
                                Madison, WI 53704
                                 (608) 256-3133

                   (Address, including zip code, and telephone
                         number, including area code, of
                        Registrant's principal executive
                                    offices)

                                RIMAS BUINEVICIUS
                      Chairman and Chief Executive Officer
                               1617 Sherman Avenue
                                Madison, WI 53704
                                 (608) 256-3133

                     (Name, address, including zip code, and
                     telephone number, including area code,
                              of agent for service)

                                   Copies to:

                          Frederick H. Kopko, Jr., Esq.
                                 McBreen & Kopko
                          20 N. Wacker Dr., Suite 2520
                                Chicago, IL 60606

                                -----------------

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [__]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same Offering. [_]   ______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
Title of Each Class of                            Proposed Maximum        Proposed Maximum
Securities to be           Amount to be           Offering Price Per      Aggregate Offering       Amount of
Registered                 Registered             Share (1)               Price (1)                Registration Fee
----------------------------------------------------------------------------------------------------------------------
Common Stock $.01 par      3,574,601              $2.69                  $ 9,615,677              $2,298
value
----------------------------------------------------------------------------------------------------------------------

Common Stock $.01 par
value, underlying            370,000              $2.69                  $   995,300              $238
Warrants (2)
----------------------------------------------------------------------------------------------------------------------

Total                      3,944,601              $2.69                  $10,610,977              $2,536
======================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low sales price, as reported on the NASDAQ National Market, on December 19, 2001.

(2) Represents the number of shares of common stock issuable upon exercise of certain warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective, on such date as the Commission, acting pursuant to Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS

                               SONIC FOUNDRY, INC.
           3,944,601 Shares of Common Stock, Par Value $.01 per Share

This prospectus is part of a registration statement that covers 3,944,601 shares of our Common Stock (the "Shares"), consisting of (i) 3,574,601 Shares currently outstanding and (ii) 370,000 Shares issuable upon exercise of certain warrants. These Shares may be offered and sold from time to time by certain of our stockholders (the "Selling Stockholders"). We will not receive any of the proceeds from the sale of the Shares.

     The Selling Stockholders may sell the Shares from time to time on the Nasdaq National Market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. See "Plan of Distribution". Each Selling Stockholder has advised us that no sale or distribution other than as disclosed herein will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. Selling commissions, brokerage fees, any applicable stock transfer taxes and any fees and disbursements of counsel to the Selling Stockholders are payable individually by the Selling Stockholders.

     Each of the Selling Stockholders may be deemed to be an "Underwriter", as such term is defined in the Securities Act of 1933, as amended (the "Securities Act").

     Our Common Stock is quoted on the Nasdaq National Market under the symbol "SOFO". On December 19, 2001, the average of the high and low price for the Common Stock was $2.69 per share.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                The date of this Prospectus is December 21, 2001


                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024 Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

     This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of Sonic Foundry, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC in the future and incorporate by reference will automatically update and may supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the sale of all the shares covered by this prospectus.

     - Our Annual Report on Form 10-K for the fiscal year ended September 30, 2001;

     -    Our Current Report on Form 8-K filed on October 30, 2001;

     - All of our filings pursuant to the Exchange Act after the date of the filing of the initial registration statement and prior to the effectiveness of the registration statement; and

     - The description of our common stock contained in our Exchange Act Registration Statement on Form 8-A, filed on April 20, 2000.

     You may request free copies of these filings by writing or telephoning us at the following address: Investor Relations, 1617 Sherman Avenue, Madison, Wisconsin 53704, Telephone (608) 256-3133.

                           FORWARD-LOOKING INFORMATION

     This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify these forward-looking statements by our use of the words "believes", "anticipates", "plans", "expects", "may", "will", "would", "intends", "estimates" and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements in this prospectus, particularly under the heading "Risk Factors", that we believe could cause our actual results to differ materially from the forward-looking statements that we make. The forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions. We do not assume any obligation to update any forward-looking statement we make.

                             SUMMARY OF THE BUSINESS

Company Overview

     Sonic Foundry(R), Inc. was founded in 1991, incorporated in Wisconsin in March 1994 and merged into a Maryland corporation of the same name in October 1996. We conduct our business through Sonic Foundry, Inc. and three subsidiaries: Sonic Foundry Media Services, Inc., International Image Services Corporation, Inc. d/b/a Sonic Foundry Media Services and Sonic Foundry Systems Group, Inc. d/b/a Sonic Foundry Media Systems, which was created as the result of an acquisition completed in October 2001. Our executive offices are located at 1617 Sherman Avenue, Madison, Wisconsin, 53704 and our telephone number is
(608) 256-3133. Our corporate website is http://www.sonicfoundry.com.

     Our Media Software division writes software code and develops solutions for the creation, manipulation, and delivery of digital media. Sonic Foundry's digital audio and video software tools include the award-winning ACID(TM), Sound Forge(R), Vegas(R) Audio, Vegas(R) Video, VideoFactory(TM), Stream Anywhere(TM), SIREN(TM) Jukebox, Viscosity(TM), and a variety of compatible music loop libraries and DirectX Audio Plug-Ins.

     Our Media Services division incorporates our existing technology and a wide array of audio and video signal processing algorithms, including our unreleased proprietary automation tools. Primary services include translating analog or digital tapes, CDs, films and other audio and video media into various compression and Internet streaming file formats, including multiple compression rates. Add-on services involve cleaning or filtering recordings for improved quality. In addition, we are one of North America's leading suppliers of technical services to the television program distribution market. These services include a number of preprocessing algorithms and technologies used for standards conversions as well as improving analog to digital conversions.

     Our Media Systems division was formed on October 15, 2001, when our wholly owned subsidiary, Sonic Foundry Systems Group, Inc. acquired the assets and assumed certain liabilities of MediaSite, Inc., a global pioneer in providing automated rich media publishing, management and access solutions. MediaSite derived its core technology from a Carnegie Mellon University research effort funded by leading government agencies and private corporations. MediaSite's proven technology (hereafter, the "Media Systems technology") provides for the indexing, searching and retrieving of digital media. In addition, we believe MediaSite's existing corporate, education and government client base provides immediate marketing opportunities in the media management area.

                                  RISK FACTORS

Operating History Risks

Our business, financial condition and results of operations have been, and in the future may be, affected by a variety of factors, including those set forth below and elsewhere in this prospectus.

We have a history of losses and we may never attain profitability.

     We have incurred significant losses since our inception, $49.9 million in 2001; $34.9 million in 2000; $6.0 million in 1999; and $0.6 million in 1998, and we may never become profitable. As of September 30, 2001, we had an accumulated deficit of $148 million. We cannot assure you that we will achieve or maintain profitability in the future.

We have a limited operating history upon which you can evaluate our business and our future prospects and our operating results will likely fluctuate significantly.

     We were incorporated in March 1994 and we have a limited operating history and limited financial results upon which you can assess our future success. We have a very limited history of digital media services operations upon which you can evaluate our digital media services business model and the prospects for that business. As a result of our limited operating history and the rapidly changing nature of the markets in which we compete, our quarterly and annual revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter and from year to year. You should therefore not rely upon our revenues and our operating results for any one quarter or year as an indication of our future revenues or operating results. Our stock price has been and will in all likelihood continue to be extremely volatile. You should evaluate our chances of financial and operational success in light of the risks, uncertainties, expenses and difficulties frequently encountered by growing companies in new and rapidly evolving markets.

Industry Risks

The market for our products and services is relatively new, and we cannot assure you that the market will develop as we expect.

     Because the market for our products and services is relatively new and rapidly changing, it is difficult to predict future financial results. Our research and development and sales and marketing efforts, and business expenditures are partially based on predictions regarding certain developments for software products and media services. To the extent that these predictions prove inaccurate, we may not achieve the level of revenues and operating expenses that we expect at the time that we expect them and our revenues and operating expenses may fluctuate.

Our markets are highly competitive, and we may not be able to compete effectively in our business.

     Competition in the markets for digital media software, products and services is intense. We compete with several companies engaged in the software and digital media businesses and we expect competition to increase as new companies enter the market and our current competitors expand their products and services. This could mean lower prices or reduced demand for our products. Many of our current and potential competitors have longer operating histories, greater name recognition, more employees and significantly greater financial, technical, marketing, public relations and distribution resources than we do, and we may not be able to successfully compete with them. Any of these developments would have an adverse effect on our operating results.

Lack of commercial acceptance of, or decreased demand for, complementary products and technologies developed by third parties may lead to a decreased demand for our digital media software products and services.

     The success of some of our digital media software products and planned digital media services depends, in part, upon the commercial acceptance of products, the Internet and technologies developed by other companies that our digital media software products and services may complement, including compact disc recorders, Digital Versatile Disc players and compression technology for streaming or storing media files. These complementary products help drive the demand for digital media and if businesses and consumers do not accept these products, the demand for our products and services may decrease or fail to grow and our business may suffer.

The success of our business depends, in part, upon strategic relationships that we have with other companies.

     Our business depends, in part, upon relationships that we have with strategic partners such as Microsoft, RealNetworks, Sony, Carnegie Mellon University and Fraunhofer Institute. We rely, in part, on strategic relationships to help us:

     . maximize the acceptance of our products by customers through distribution arrangements;

     . increase the amount and availability of compelling media content on the Internet to help boost demand for our products and services;

     .    increase awareness of our Sonic Foundry and MediaSite brands; and

     .    increase the performance and utility of our products and services.

     We would be unable to realize many of these goals without the cooperation of these partners. We anticipate that the efforts of our strategic partners will become more important as the availability and use of multimedia content on the Internet increases. For example, we may become more reliant on strategic partners to provide multimedia content, provide more secure and easy-to-use electronic commerce solutions and build out the necessary infrastructure for media delivery. The loss of these strategic relationships, the inability to find other strategic partners or the failure of our existing relationships to achieve meaningful positive results could harm our business.

We rely upon a number of distributors to increase our market penetration domestically and internationally.

     We rely upon 30 distributors in 30 countries to sell and market our digital media software products internationally. We generally do not have contracts with these distributors. If these distributors were to cease the sale and marketing of our products, our international sales may decrease.

     We have contracts with Navarre Corporation, and other U.S. companies, that distribute our software products to various computer resellers, value-added resellers, catalog distributors and smaller retail outlets. Our contracts with these distributors require us to accept the return of any of our products that they do not sell and to credit them for the value of these products. Our contracts also protect certain distributors for the value of inventory in the event that we lower our prices. If these distributors fail to continue to carry our products, return large quantities of our products to us, or competitive pressures require us to lower the prices of the products that we supply to them, our business will suffer.

The growth of our business depends upon the increased use of the Internet or convergence of TV and Internet, for communications, commerce and advertising.

     The growth of our business depends upon the continued growth of the Internet as a medium for communications. The Internet may not be accepted as a viable commercial medium for broadcasting digital and multimedia content or digital media delivery for a number of reasons, including:

     . potentially inadequate development of the necessary infrastructure to accommodate growth in the number of users and Internet traffic;

     .    unavailability of compelling multimedia content; and

     . delays in the development or adoption of new technological standards and protocols or increased governmental regulations, which could inhibit the growth and use of the Internet.

     In addition, we believe that other Internet-related issues, including security of transactions, reliability of data transmission, cost and ease of use, are not fully resolved and may affect the amount of business that is conducted over the Internet.

Technology Risks

We depend upon access to Microsoft software codes to develop our digital media software products.

     Quick access to Microsoft's software codes enables us to develop Microsoft Windows-based software products in a timely manner. Although, in the past, Microsoft consistently has given us quick access to its software codes, Microsoft is under no obligation to do so and may refuse us this access in the future at its discretion. If we do not continue to receive quick access to Microsoft's software codes, the development of our software products will be delayed and our business may suffer.

MediaSite's core technology is dependent on licensed technology from Carnegie Mellon University.

     As part of the MediaSite transaction we assumed a License Agreement pursuant to which Carnegie Mellon granted MediaSite a worldwide, nonexclusive license to use certain technology. We are currently in the process of re-negotiating the License Agreement for an exclusive license in a defined field of use. This business is dependent on the continuation of the License Agreement and the availability to us of the technology licensed thereunder. If we are unsuccessful in obtaining an exclusive license, there is a risk that Carnegie Mellon could license the technology to another party, including a competitor. Moreover, if the License Agreement were to terminate, our business, results of operations and prospects would be adversely affected.

We may not be successful in our attempts to keep pace with rapid technological change and evolving industry standards.

     The markets for digital media products and digital media services are characterized by rapidly changing customer requirements, evolving technologies and industry standards, and frequent new product and service introductions. Our future success will depend, in part, upon our ability to:

     .    use leading technologies effectively;
     .    enhance our current software products and services;
     . identify, develop, and market new software products and service opportunities; and
     . influence and respond to emerging industry standards and other technological changes.

     We must accomplish these objectives in a timely and cost-effective manner. We have experienced development delays and cost overruns in our development efforts in the past and we may encounter such problems in the future. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. Our products also may contain undetected errors that could cause increased development costs, loss of revenues, adverse publicity, reduced market acceptance of those products or lawsuits by customers. If we fail to develop products that achieve widespread market acceptance or that fail to generate significant revenues to offset development costs, our business and operating results would suffer. We may not timely and successfully identify, develop and market new product and service opportunities. If we introduce new products and services, they may not attain broad market acceptance or contribute meaningfully to our revenues or profitability. Any of these developments would have an adverse effect on our operating results.

Demand for our digital media software products might decrease or fail to grow if commercial acceptance of the Microsoft Windows computer operating system declines.

     Our digital media software products work exclusively on the Microsoft Windows computer operating system. Some of our competitors offer products for the Apple Macintosh and other computer operating systems. If the Macintosh computer operating system, which is popular with many musicians and videographers, or other competing operating systems, including Linux and Java, were to become dominant in the marketplace at the expense of the Microsoft Windows computer operating system, demand for our digital media software products may decrease or fail to grow. Moreover, if we were unable to adapt our current digital media software products or develop new digital media software products in a timely and cost-effective manner to work on these different operating systems, our business might suffer.

Development of new standards for the electronic delivery of digital media could significantly affect our growth and the way we do business.

     The onset of competing industry standards for the electronic delivery of digital media could slow the growth of our business or force us to adjust the way in which we do business. If standard delivery technology does not achieve widespread commercial acceptance and we are unable to adapt our digital media software products accordingly in a timely and cost-effective manner, our business may suffer.

Our business will suffer if our systems fail or become unavailable.

     A reduction in the performance, reliability and availability of our website and network infrastructure will harm our ability to market and distribute our products and services to our users, as well as our reputation and ability to attract and retain users, customers, advertisers and content providers. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. Our systems are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. We do not have fully redundant systems or a formal disaster recovery plan, and we do not carry adequate business interruption insurance to compensate us for losses that may occur from a system outage.

     Our electronic commerce and digital distribution activities are managed by sophisticated software and computer systems. We are in the process of integrating our enterprise resource planning system, which handles all of our accounting, operations, sales and information systems at business units acquired last year. We may encounter delays in adopting this or other systems that we use. Furthermore, these systems may contain undetected errors that could cause the systems to fail. Any system error or failure that causes interruption in availability of products or content or an increase in response time could result in a loss of potential or existing business services customers. If we suffer sustained or repeated interruptions, our products, services and website could be less attractive and our business may suffer.

     A sudden and significant increase in traffic on our website could strain the capacity of the software, hardware and telecommunications systems that we deploy or use. This could lead to slower response times or system failures. We depend on Web browsers, ISPs and online service providers to provide Internet users access to our website. Many of these providers have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems.

Intellectual Property Risks

We may not be successful in protecting our intellectual property and proprietary rights.

     Our inability to protect our proprietary rights, and the costs of doing so, could harm our business. Our success and ability to compete partly depends on the superiority, uniqueness or value of our technology, including both internally developed technology and technology licensed from third parties. To protect our proprietary rights, we rely on a combination of trademark, patent, copyright and trade secret laws, confidentiality agreements with our employees and third parties and "shrink wrap" licenses. Recently, we have undertaken additional efforts to identify which of our proprietary processes and algorithms may be patentable, and we currently have several patent applications pending with the U.S. Patent and Trademark Office. There can be no assurances that we will ultimately receive issued patents as a result of any of these applications, or to the extent that we do, that we can always afford to enforce them.

     Despite our efforts to protect our proprietary rights, unauthorized parties may copy or infringe aspects of our technology, products, services or trademarks, or obtain and use information we regard as proprietary. In addition, others may independently develop technologies that are similar or superior to ours, which could reduce the value of our intellectual property.

     Companies in the computer industry have frequently resorted to litigation regarding intellectual property rights. We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties' proprietary rights. From time to time, other parties' proprietary rights, including patent rights, have come to our attention and on several occasions we have received notice of claims of infringement of other parties' proprietary rights, and we may receive such notices in the future.

Our intellectual property may infringe the rights of others.

     Because we have historically protected our proprietary rights with a combination of trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties and "shrink wrap" licenses and only recently have begun to apply for patents, our intellectual property may unintentionally infringe upon the proprietary rights of others. If a third party's claim of intellectual property right infringement were to prevail, we could be forced to pay damages, comply with injunctions, or halt distribution of our products while we re-engineer them or seek licenses to necessary technology, which might not be available on reasonable terms. We could also be subject to claims for indemnification resulting from infringement claims made against our customers and strategic partners, which could increase our defense costs and potential damages. In addition, we have agreed to indemnify certain distributors and original equipment manufacturers, or OEMs, for infringement claims of other parties. If these other parties sue the distributors or OEMs, we may be responsible for defending the lawsuit and for paying any judgment that may result. Any of these events could harm our business.

We may be unable to retain technology licensed or obtained from third parties and strategic partners.

     We rely upon licenses from third parties and strategic partners for some of our technologies. These companies that license the technologies to us may decide to discontinue the licenses at any time. If they do so, our business may suffer.

     Further, the Internet and software industries have experienced substantial consolidation and a proliferation of strategic transactions. We expect this consolidation and strategic partnering to continue. Acquisitions or strategic relationships could harm us in a number of ways. For example:

     . Our competitors could acquire or form partnerships with companies with which we have strategic relationships and discontinue our relationship, resulting in the loss of distribution opportunities for our products and services or the loss of certain enhancements or value-added features to our products and services; or

     . A party with significant resources and experience could acquire a competitor of ours, increasing the ability of the competitor to compete with our products and services.

Management Risks

Our business could suffer if we lose the services of key personnel.

     Our success depends in significant part upon a number of key management and technical employees. The loss of the services of one or more key employees, particularly Rimas Buinevicius, our Chairman of the Board and Chief Executive Officer, Monty R. Schmidt, our President, and Curtis Palmer, our Chief Technology Officer, could seriously impede our success. Although we have employment agreements with each of these individuals, a state court may determine not to enforce, or to only partially enforce, these agreements. We do not have employment agreements with any other of our key employees. Our success also depends upon our ability to retain highly skilled technical, managerial, marketing, and customer service personnel. Competition for highly skilled personnel is intense. Our failure to retain these personnel could adversely affect our business. In addition, due to the recent significant drop in our stock price, our ability to attract and retain experienced employees may be reduced.

Risks Associated With Acquisitions

We may pursue acquisitions and investments that could adversely affect our business.

     If we identify an acquisition candidate, we may not be able to successfully negotiate or finance the acquisition or integrate the acquired businesses, products or technologies into our existing business and products. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, amortization expenses or write-downs of acquired assets including goodwill and other intangible assets. Other than the MediaSite transaction, we currently have no commitments or agreements with respect to any business acquisitions or investments.

Our acquisition of the assets of MediaSite, Inc. involves risks.

     On October 15, 2001, the Company completed the acquisition of certain assets, and the assumption of certain liabilities, of MediaSite, Inc. Although the Company purchased the assets of MediaSite primarily to benefit from its existing customer relationships and technology, there can be no assurance that revenues from these relationships will materialize or that competitors won't develop technologies superior to those acquired. Due to these and other factors, there can be no assurance that we will obtain benefits from the purchase of the assets of MediaSite.

     In addition, although the Company purchased only certain scheduled liabilities of MediaSite, and in fact obtained indemnification from MediaSite with respect to all unscheduled liabilities, it is possible that an unforeseen liability may arise and result in a claim against the Company.

Our past and future acquisitions may involve the write down of intangible assets.

     In the first quarter of 2002, the Company plans to adopt new accounting rules regarding business combinations and the amortization of intangible assets. Under the new rules, the Company would cease the amortization of goodwill and would annually assess its carrying value. See footnote 1, Accounting Pronouncements for further details.

Risks Associated With The Operation Of Our Business

Our international operations involve risks.

     We are subject to the normal risks of doing business internationally. These risks include:

     .    Unexpected changes in regulatory requirements.

     .    Export and import restrictions.

     .    Tariffs and trade barriers and limitations on fund transfers.

     .    Longer payment cycles and problems in collecting accounts receivable.

     .    Potential adverse tax consequences.

     .    Exchange rate fluctuations.

     . Increased risk of piracy and limits on our ability to enforce our intellectual property rights.

     Any of these factors could harm our business. We do not currently hedge our foreign currency exposure.

We may be subject to assessment of sales and other taxes for the sale of our products, license of technology or provision of services.

     We may have to pay past sales or other taxes that we have not collected from our customers. We do not currently collect sales or other taxes on the sale of our products, license of technology or provision of services in states and countries other than Wisconsin. The federal Internet Tax Freedom Act, passed in 1998, imposes a three-year moratorium on discriminatory sales taxes on electronic commerce, which was recently extended for 2 additional years. We cannot assure you that this moratorium will be re-extended. Further, foreign countries or, following the moratorium, one or more states, may seek to impose sales or other tax obligations on companies that engage in such activities within their jurisdictions. Our business would suffer if one or more states or any foreign country were able to require us to collect sales or other taxes from current or past sales of products, licenses of technology or provision of services, particularly because we would be unable to go back to customers to collect sales taxes for past sales and may have to pay such taxes out of our own funds.

Corporate Governance Risks

Stockholders may be unable to exercise control because our management controls a large percentage of our stock.

     Our directors, officers and affiliated persons own nearly 40% of our common stock and have significant influence over stockholder voting matters. If our directors, officers and affiliated persons act together, they will be able to influence the composition of our board of directors, and will continue to have significant influence over our affairs in general.

Provisions of our charter documents and Maryland law could discourage an acquisition of our company that would benefit our stockholders.

     Provisions of our articles of incorporation and by-laws may make it more difficult for a third party to acquire control of our company, even if a change in control would benefit our stockholders. Our articles authorize our board of directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. Furthermore, our articles of incorporation provide for classified voting, which means that our stockholders may vote upon the retention of only one or two of our six directors each year. Moreover, Maryland corporate law restricts certain business combination transactions with "interested stockholders."

Market Risks

Our stock price has been and may continue to be volatile.

     The trading price of our common stock has been and is likely to continue to be highly volatile. For example, during the 52-week period ended November 30, 2001, the closing price of our common stock ranged from $1.01 to $5.688 per share. In addition, the stock market in general, and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may further reduce our stock price, regardless of our operating performance.

Exercise of outstanding options and warrants will result in further dilution.

     The issuance of shares of common stock upon the exercise of our outstanding options and warrants will result in dilution to the interests of our stockholders and you as an investor in the Offering, and may reduce the trading price and market for our common stock.

     As of September 30, 2001, we had outstanding options and warrants to acquire 4,019,540 shares of common stock, 1,952,529 of which are subject to future vesting. Included in the foregoing are 2,974,314 options which have been granted under our 1995 Employee Stock Option Plan, our 1999 Non-Qualified Stock Option Plan and our Non-Employee Director Stock Option Plan, 1,021,785 of which are immediately exercisable.

     To the extent that these stock options or warrants are exercised, the dilution to the interests of our stockholders and you as an investor will likely occur. Additional options and warrants may be issued in the future at prices not less than 85% of the fair market value of the underlying security on the date of grant. Exercise of these options or warrants, or even the potential of their exercise or conversion may have an adverse effect on the trading price and market for our common stock. The holders of our options or our warrants are likely to exercise them at times when the market price of the common stock exceeds the exercise price of the securities. Accordingly, the issuance of shares of common stock upon exercise of the options or our warrants will likely result in dilution of the equity represented by the then outstanding shares of common stock held by other stockholders. Holders of our options or our warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms which are more favorable to us than the exercise terms provided by these options or warrants.

Substantial sales of our common stock could lower our stock price.

     The market price for our common stock could drop as a result of sales of a large number of our presently outstanding shares, or the perception that these sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of our common stock.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the Shares by the Selling Stockholders; all proceeds will go to the Selling Stockholders.

             MARKET FOR COMMON EQUITY, DIVIDEND POLICY, AND RELATED
                              STOCKHOLDER MATTERS

     Our common stock was traded on the American Stock Exchange under the symbol "SFO" since our initial public offering in April of 1998 until April 21, 2000. On April 24, 2000, our common stock began trading on the Nasdaq National Market under the symbol "SOFO".

     The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock as reported on the American Stock Exchange or the NASDAQ National Market. Price per share data and share data set forth below and otherwise in this prospectus reflect a two-for-one stock split distributed to stockholders of record on April 7, 2000.


                                                                                   High                   Low
                                                                            -------------------   -------------------
Fiscal Year Ended September 30, 1999
  First Quarter ................................................                   7.44                   2.69
  Second Quarter ...............................................                   5.44                   3.35
  Third Quarter ................................................                  10.38                   5.07
  Fourth Quarter ...............................................                   6.13                   3.94
Fiscal Year Ended September 30, 2000
  First Quarter ................................................                  12.75                   4.25
  Second Quarter ...............................................                  64.97                  11.34
  Third Quarter ................................................                  49.63                   9.38
  Fourth Quarter ...............................................                  20.81                   5.75
Year Ended September 30, 2001
  First Quarter ................................................                   8.31                   1.09
  Second Quarter ...............................................                   6.00                   1.25
  Third Quarter ................................................                   2.59                   1.13
  Fourth Quarter ...............................................                   2.40                   1.10

Fiscal Year Ending September 30, 2002
  First Quarter (through December19 2001) ......................                   4.44                   1.00



     The last traded price on December 19, 2001 for our common stock was $2.66. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

     The Company has not paid any cash dividends and does not intend to pay any cash dividends in the foreseeable future.

     At December 19, 2001 there were 371 common stockholders of record. Many shares are held by brokers and other institutions on behalf of stockholders and are therefore not included in these numbers.

                              SELLING STOCKHOLDERS

     On October 15, 2001, we purchased substantially all the assets of MediaSite, Inc., now known as mtmsi, Inc. We issued 3,780,000 shares of our common stock to mtmsi, or its stockholders, security holders, or former employees in connection with the transaction, of which 3,452,801 are covered by this registration statement. We also issued 100,000 shares to Covington Associates, 1,800 shares to R.J. Holmberg, and 20,000 shares to the Branding Group, LLC, which were not related to the MediaSite transaction. As part of the transaction with mtmsi, Inc., we agreed to file a registration statement covering the sale of our shares by the shareholders of mtmsi, Inc., its security holders and former employees.

     This Prospectus covers the 3,574,601 Shares presently issued, of which 3,452,601 were issued to mtmsi, Inc., its stockholders or security holders or former employees. This Prospectus also covers 370,000 shares to become issuable upon exercise of certain warrants, of which 300,000 Shares were issued in connection with the MediaSite transaction.

     The following table sets forth certain information as of December 20, 2001 with respect to the Selling Stockholders.

     Pursuant to certain agreements we have with mtmsi and certain key stockholders, we agreed to file a registration statement covering the Shares issued to mtmsi or its stockholders or security holders.




                                                NUMBER OF                                                  PERCENT OF CLASS
                                              COMMON SHARES               NUMBER OF SHARES                    OWNED AFTER
       BENEFICIAL OWNERS                      BENEFICIALLY                 OF COMMON STOCK                 OFFERING (IF OVER
                                              OWNED PRIOR TO                INCLUDED IN                       1% OF TOTAL
                                                OFFERING                      OFFERING                        OUTSTANDING
-------------------------------------       --------------------          --------------------          -----------------------
COMMON STOCKHOLDERS

Abramson, Marc S.                                   557                            557
Bardeen, Maxwell D.                               2,241                          2,241
Becker, David J.                                    440                            440
Benzing, E. Peter and Lizzi TEN COM                 668                            668
Berger, Michael                                     668                            668
Birchmere Investments, L.P.                      16,199                         16,199
Brodbeck, Charles R.                             66,322                         66,322
Brodbeck, Dr. Joseph M. II                        5,951                          5,951

Brodbeck, Jill M.                                              528                  528
Brodbeck, Linda L.                                           5,951                5,951
Bromberg, Howard J.                                          1,143                1,143
Carleton, James Terence                                      7,907                7,907
Carlson, Richard C.                                            557                  557
Carnegie Mellon University (2)                               6,564                6,564
Catz, Alvin J.                                               4,939                4,939
Centrella, Michael S.                                          696                  696
Cohen and Grigsby, PC                                          111                  111
Collins, John T.                                            39,971               39,971
Combs, Sarah                                                   334                  334
Cooper, Marc E.                                             11,901               11,901
Corporate Benefit Systems, Inc. Profit
Sharing Plan                                                 9,643                9,643
Critical Path, Inc.                                          4,455                4,455
Cross Highway Holdings LLC                                   1,114                1,114
CSM Partners                                               258,499              258,499
Dimitry, Theodore G.                                        19,242               19,242
Downey, Walter L.                                            3,435                3,435
Edwards, James M.                                            8,962                8,962
Farkas, Farial and Barry                                     6,735                6,735
Fayerweather D.P.L.P.                                        1,114                1,114
Fischer, Chester G.                                          1,099                1,099
Friedman, Dennis J.                                            557                  557
Glinka, Charlotte E.                                         2,241                2,241
Harbhajan S. Paul and Gail Sekas Paul                          651                  651
Hastings, Thomas J.                                          6,735                6,735
Hedrick, Thomas F.                                           3,367                3,367
Hillcrest Family Partnership LP                              1,336                1,336
Imbriglia, Joseph E. Irrevocable Trust,
Joseph E. Imbriglia, Trustee                                   557                  557
Isherwood, John S.                                             115                  115
Johnson, Eleanor W.                                            211                  211
Kahan, James S.                                                223                  223
Kim Enterprises, L.P.                                          557                  557
Lacoff, Don                                                    223                  223
Lange, Rita Perlow                                           5,568                5,568
Lardis, Dirk B. and Mary L. JT TEN                             334                  334
Lederman, Sanford M. MD                                        223                  223
Lee John N. Trust U/A Dated 10/05/92                           579                  579
Lionel Trust                                                 2,227                2,227
Loucas, Ronald                                               1,114                1,114
McCartney, James W.                                          7,376                7,376
McDonel, Mark E.                                             1,670                1,670
McKelvey, Andrew J.                                         22,273               22,273
mtmsi, Inc.                                                149,848              149,848
Michaels, J. Patrick Jr.                                       557                  557


MK Investors 99-1, LP                                        4,900               4,900
Myslinski, Mark D.                                             572                 572
Najjar Family Limited Partnership                            2,227               2,227
Najjar, Edward G.                                            1,448               1,448
Najjar, Elizabeth A. Trust U/A Dated
08/10/93                                                       780                 780
Najjar, Michael E. Trust U/A Dated
08/10/93                                                       780                 780
Najjar, Susan M. Trust U/A
Dated 08/10/93                                                 780                 780
Nelson, David and Keith, Katherine L.                          891                 891
New Media Holdings Ltd.                                    362,676             362,676
Nimick, Jr., Thomas H. Revocable Trust
U/A/D July 15, 1970, as amended                             14,337              14,337
Nimick, Jr. Thomas H. Revocable Trust                          633                 633
Oswald, John P.                                              3,970               3,970
Paine Webber, Custodian f/b/o Donald V.
Little IRA                                                   1,448               1,448
Paine Webber, Custodian f/b/o Stuart
McLeod IRA                                                     445                 445
Parker/Hunter, Inc. Custodian f/b/o Henry
McIngram IRA                                                   557                 557
Patton, Richard G.                                           7,398               7,398
Pernix Equity Investments, Inc.                             28,937              28,937
Price, Michael J.                                            2,227               2,227
Reynolds, Thomas H.                                          1,114               1,114
Robinson, Stephen G.                                        11,611              11,611
Roemer Family, LP                                            1,085               1,085
RRZ Private Equity Fund LP                                  22,273              22,273
Salend, Howard J.                                            1,114               1,114
Santomero, Camillo and Denise C.R.                           1,497               1,497
Saturn Partners Limited Partnership                        483,119             483,119
Scaife, David                                                1,114               1,114
Scarlata, Antonia L.                                         1,114               1,114
Schmid, Walter and Leslie                                      668                 668
Schofield, Douglas F.                                        6,943               6,943
Schwartzbaum, David M.                                       3,635               3,635
Sebastian, Sean D.S.                                           334                 334
Sullivan, Barry R.                                             557                 557
Sullivan, Timothy P.                                           334                 334
Sunstein, Leon C. Jr.                                       19,225              19,225
Tanger, Alexander M.                                           557                 557
Thorne, John R.                                                445                 445
Three G Company                                              1,670               1,670
Three Rivers Urology Pension & Profit
Sharing Plan                                                 1,114               1,114



Unkovic, John                                                 557                    557
Vahabzadeh, Alex                                           13,298                 13,298
Walton, Joseph C. and Molly E. as tenants
by the entireties                                             557                    557
Wasserman, Harvey                                           1,143                  1,143
Wekstein, Walter D.                                           223                    223
West Penn ENT Association                                   1,114                  1,114
Western Pennsylvania Adventure Capital
Fund                                                       19,350                 19,350
Windsong Partners, LP                                       2,227                  2,227
Wolf, John M. Jr.                                          11,892                 11,892
Zero Stage Capital Associates VI Limited
Partnership                                             1,470,508              1,470,508
Zoe Capital LLC                                             1,114                  1,114
Covington Associates (1)                                  100,000                100,000
R.J. Holmberg (1)                                           1,800                  1,800
The Branding Group, LLC (1)                                20,000                 20,000
Bua, Gina                                                   7,140                  7,140
DeRiso, Michael                                            30,000                 30,000
Goudey, Richard                                             6,910                  6,910
Hurst II, Irwin                                             6,830                  6,830
Macintyre, Thomas                                           7,130                  7,130
Mehra, Vinay                                               75,400                 75,400
Olson, Steven                                              30,000                 30,000
Spray, Kathleen                                             7,115                  7,115
Wactlar, Howard                                            69,276                 69,276
           Total                                        3,574,601              3,574,601

WARRANT HOLDERS

Carnegie Mellon University (3)                            100,000                100,000
Gould, Lawrence (1)                                        25,000                 25,000
Pendyala, Krishna (4)                                     100,000                100,000
Rose, Stuart (1)                                           25,000                 25,000
Wactlar, Howard (5)                                       100,000                100,000
Enzer, David (1)                                           20,000                 20,000
           Total                                          370,000                370,000



     (1) Except for Covington Associates, R.J. Holmberg, Stuart Rose, Lawrence Gould, David Enzer and the Branding Group, LLC, the stockholders or warrant holders set forth above were all former stockholders, security holders or former employees of MediaSite.
     (2) Does not include 100,000 shares that may be acquired upon exercise of a warrant. See note (3).
     (3)  Does not include 6,564 shares registered herein. See note (2) above.
     (4)  Co-founder of MediaSite.
     (5)  Co-Founder of MediaSite.

                              PLAN OF DISTRIBUTION

     Resales of the Shares by the Selling Stockholders may be made on the Nasdaq National Market, or in private transactions. The Shares will be offered for sale on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The Selling Stockholders may sell some or all of the Shares in transactions involving broker-dealers who may act solely as agent and or may acquire Shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such Shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of NASDAQ, which commissions may be at negotiated rates where permissible under such rules. Participating broker-dealers may agree with the Selling Stockholders to sell a specific number of Shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as agent, for the Selling Stockholders to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the Selling Stockholders. Any such sales may be by block trade.

     The Selling Stockholders may also engage in short sales, including short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver Shares in connection with these trades. The Selling Stockholders may pledge their Shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged Shares.

     In addition, pursuant to a certain Stock Restriction and Registration Agreement, each of Zero Stage Capital VI Limited Partnership, Saturn Capital, Inc., and Saturn Partners Limited Partnership (the "Restricted Holders") agreed that the Shares acquired by them pursuant to the transaction (the "Acquired Shares") shall not be transferred or disposed of by the Restricted Holders until 3 months following the Closing (which occurred on October 15, 2001). Thereafter in each succeeding 3 month period, each Restricted Holder may transfer or dispose of up to 33 1/3% of the Acquired Shares so that the restriction on the transfer or disposal of the Acquired Shares, only to 66 2/3% of the Acquired Shares after 3 months from the Closing, only to 33 1/3% of the Acquired Shares after 6 months from Closing, and to none of the Acquired Shares after 9 months from Closing.

                                  LEGAL MATTERS

     The legality of the issuance of the Shares offered in this prospectus will be passed upon for the Company by McBreen & Kopko, Chicago, Illinois. Frederick
H. Kopko, Jr., a member of that firm and a director of the Company, beneficially owns 183,192 shares of our Common Stock and has options and warrants to purchase 180,000 shares of our Common Stock.

                                     EXPERTS

     The financial statements of Sonic Foundry, Inc. at September 30, 2001 and for the fiscal year then ended, incorporated by reference in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                    INFORMATION CONTAINED ONLY IN PROSPECTUS

     We have not authorized anyone to give information beyond what is set forth in this prospectus. Sales of the Shares described in this prospectus are not directed at anyone in any jurisdiction in which an offer or solicitation of such securities is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus is correct as of the date of this prospectus. Neither delivery of this prospectus nor any sale made pursuant to this prospectus shall imply that the information contained in this prospectus is correct as of any time after the date of this prospectus.

                                Table of Contents

Where You Can Find More Information .......................................   1
Information Incorporated by Reference .....................................   2
Forward Looking Information ...............................................   2
Summary of the Business ...................................................   3
Risk Factors ..............................................................   4
Use of Proceeds ...........................................................  14
Market for Common Equity, Dividend Policy, and Related
Stockholder Matters .......................................................  14
Selling Stockholders ......................................................  15
Plan of Distribution ......................................................  19
Legal Matters .............................................................  19
Experts ..................................................................   19
Information Contained Only in Prospectus ..................................II-1

PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the Selling Stockholders. All amounts are estimated except the Securities and Exchange Commission registration fee.

SEC registration fee .............................. $   2,536

Legal fees and expenses ........................... 15,000.00

Accounting fees and expenses ...................... 10,000.00
                                                    ---------

Total .............................................$   27,536
                                                    =========


Item 15.  Indemnification of Directors and Officers.

     Our Articles of Incorporation limit the liability of our directors, in their capacity as directors but not in their capacity as officers, to the fullest extent permitted by the Maryland General Corporation Law, or MGCL. Accordingly, pursuant to the terms of the MGCL as presently in effect, we may indemnify any director unless it is established that:

     - the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

     - the director actually received an improper personal benefit in money, property or services;

     - or in the case of any criminal proceeding, the directors had reasonable cause to believe that the act or omission was unlawful.

     In addition, our Bylaws require us to indemnify each person who is or was, a director, officer, employee or agent of ours to the fullest extent permitted by the laws of the State of Maryland in the event he is involved in legal proceedings by reason of the fact that he is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership or other enterprise. We may also advance to such persons expenses incurred in defending a proceeding to which indemnification might apply, upon terms and conditions, if any, deemed appropriate by the Board of Directors upon receipt of an undertaking by or on behalf of such director or officer to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified as authorized by the laws of the State of Maryland. In addition, we carry director and officer liability insurance

     In connection with this offering, certain of the Selling Stockholders have agreed to indemnify us, our directors and officers and each such person who controls us, against any and all liability arising from inaccurate information provided to us by the Selling Stockholders and contained herein.

Item 16.  Exhibits.


Exhibit Number             Description of Document
--------------             ----------------------

2.1(1) Asset Purchase Agreement and Plan of Asset Transfer, dated September 6, 2001, by and among the Company, Sonic Foundry Systems Group, Inc. (formerly known as MediaSite Acquisition, Inc.), and MediaSite, Inc.

3.1(2)                Amended and Restated Articles of Incorporation (2).

3.1(2)                Amended and Restated By-Laws (2).

4.1(2)                Specimen Common Stock Certificate.

4.2 Stock Restriction and Registration Agreement, dated as of September 6, 2001, by and among the Company, Zero Stage Capital VI Limited Partnership, Saturn Capital, Inc., and Saturn Partners Limited Partnership.

5.1 Opinion of McBreen & Kopko, regarding the legality of the securities.

23.1                  Consent of McBreen & Kopko (see Exhibit 5.1).

23.2                  Consent of Ernst & Young LLP.

24.1(4)               Power of Attorney (see page II-4).


-------------------

(1)  Incorporated by reference from Form 8-K, filed on October 30, 2001.

(2) Incorporated by reference from Registration Statement No. 333-46005 on Form SB-2 filed on February 10, 1998.

-------------------

                             Item 17. Undertakings.

1.   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               Provided, however, that the undertakings set forth in paragraphs
               (1)(i) and (1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on to Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on December 21, 2001.

                        SONIC FOUNDRY, INC.

                        By:
                        /s/ Rimas Buinevicius
                        ------------------------------------------
                        Rimas P. Buinevicius, Chairman, Chief
                        Executive Officer and Director

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Rimas P. Buinevicius and Kenneth
A. Minor, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                              Title
Date

/s/ Rimas P. Buinevicius                  Chief Executive Officer and Chairman
---------------------------
Rimas P. Buinevicius
December 21, 2001


/s/ Monty R. Schmidt                      President and Director
------------------------------------
Monty R. Schmidt
December 21, 2001


/s/ Curtis J. Palmer                      Chief Technology Officer and Director
---------------------------
Curtis J. Palmer
December 21, 2001


/s/ Kenneth A. Minor                      Chief Financial Officer and
------------------------------------      Secretary
Kenneth A. Minor
December 21, 2001


/s/ Frederick H. Kopko, Jr.               Director
------------------------------------
Frederick H. Kopko, Jr.
December 21, 2001


/s/ Rimas P. Buinevicius*                 Director
---------------------------
Arnold B. Pollard

December 21, 2001

/s/ Rimas P. Buinevicius*                 Director
---------------------------
David C. Kleinman
December 21, 2001

*Pursuant to Power of Attorney

                                  Exhibit Index

Exhibit Number            Description of Document
--------------            -------------------------------

2.1(1) Asset Purchase Agreement and Plan of Asset Transfer, dated September 6, 2001, by and among the Company, Sonic Foundry Systems Group, Inc. (formerly known as MediaSite Acquisition, Inc.), and MediaSite, Inc.

3.1(2)                    Amended and Restated Articles of Incorporation (2).

3.1(2)                    Amended and Restated By-Laws (2).

4.1(2)                    Specimen Common Stock Certificate.

4.2 Stock Restriction and Registration Agreement, dated as of September 6, 2001, by and among the Company, Zero Stage Capital VI Limited Partnership, Saturn Capital, Inc., and Saturn Partners Limited Partnership.

5.1 Opinion of McBreen & Kopko, regarding the legality of the securities.

23.1                      Consent of McBreen & Kopko (see Exhibit 5.1).

23.2                      Consent of Ernst & Young LLP.

24.1(4)                   Power of Attorney (see page II-4).

-------------------

(1)  Incorporated by reference from Form 8-K, filed on October 30, 2001.
(2) Incorporated by reference from Registration Statement No. 333-46005 on Form SB-2 filed on February 10, 1998.

-------------------